Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First Reports Record Earnings as of September 30, 2005

Assets grow to over $375 million

Net income increases to $2.4 million for first nine months

Greenville, SC, October 18, 2005 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced that net income for the first nine months of 2005 has exceeded net income for the entire year of 2004.

 Net income for the first nine months of 2005 was $2.4 million, or $0.82 per diluted share, an 84% increase when compared to a net income of $1.3 million, or $0.65 per diluted share for the same period in 2004.  Net income for the third quarter of 2005 increased 83% to $927 thousand, or $0.32 per diluted share compared to $507 thousand, or $0.25 per diluted share for the same period in 2004.

 Return on average assets for the nine months ended September 30, 2005 was 0.92% compared to 0.66% for the same period in 2004. Return on average shareholders' equity was 10.93% compared to 14.15% for the same period in 2004. The decline in return on shareholders' equity resulted from a significant increase in capital from the Company's secondary offering in the later part of 2004.  The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) improved to 49.45% during 2005 compared to 52.71% for the nine months ended September 30, 2004.

 "I am proud of the Greenville First team and their tremendous accomplishments achieved during the first nine months of 2005", said Art Seaver, President and CEO. "Assets have grown nearly $60 million year to date and the significant increase in earnings is evidence of the strong momentum of our company. We will continue to strategically increase our presence in the Greenville community and look forward to opening our Augusta Road office in November."

 Total assets grew to $375.3 million as of September 30, 2005 compared to $292.9 million at September 30, 2004, or an increase of 28.1%. Loans were $324.3 million at September 30, 2005, an increase of $56.5 million or 21.1% when compared with $267.8 million at September 30, 2004. Deposits grew over $53.7 million to $236.9 million at September 30, 2005 compared to $183.2 million at September 30, 2004.

 The closing stock price on September 30, 2005 was $21.48 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three months and nine months ended September 30, 2005 and 2004 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
(In thousands, except per share amounts)

Summary Results of Operations Data:
Interest income	$5,669	$3,635	$15,480	$9,778
Interest expense	2,564	1,444	6,773	3,693
Net interest income	3,105	2,191	8,707	6,085
Provision for loan losses	225	375	835	1,025
Net interest income after provision for loan losses	2,880	1,816	7,872	5,060
Noninterest income	201	185	633	547
Noninterest expense	1,586	1,183	4,619	3,496
Income before taxes	1,495	818	3,886	2,111
Income tax expense	568	311	1,477	802
Net income	$927	$507	$2,409	$1,309

Per Share Data:
Net income, basic	$0.35	0.28	$0.91	$0.75
Net income, diluted	$0.32	$0.25	$0.82	$0.65
Book value	$11.45	$10.08	$11.45	$10.08

Weighted Average Number of Shares Outstanding:
Basic	2,660	1,789	2,656	1,747
Diluted	2,931	2,045	2,929	2,014

Performance Ratios:
Return on average assets (2)	1.02%	0.71%	0.92%	0.66%
Return on average equity (2)	12.17%	15.02%	10.93%	14.15%
Net interest margin (2)	3.45%	3.15%	3.39%	3.15%
Efficiency ratio (3)	47.96%	49.79%	49.45%	52.71%

Growth Ratios and Other Data:
Percentage change in net income	82.94%		84.08%
Percentage change in diluted net
income per share	28.00%		26.15%

(Continued)

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At September 30,
	2005	2004

Summary Balance Sheet Data:
Assets	$375,288	$292,941
Investment securities	43,634	21,007
Loans (1)	324,312	267,832
Allowance for loan losses	4,584	3,573
Deposits	236,884	183,232
Securities sold under agreement to repurchase and federal funds purchased	16,232	13,805
Other borrowed funds	81,500	60,610
Junior subordinate debentures	6,186	6,186
Shareholders' equity	30,462	25,488

Asset Quality Ratios:
Nonperforming assets, past due and restructured loans to total loans (1)	0.38%	0.18%
Nonperforming assets, past due and restructured loans to total assets	0.32%	0.18%
Net charge-offs year to date to average total loans (1)	0.00%	0.07%
Allowance for loan losses to nonperforming loans	376.35%	1980.30%
Allowance for loan losses to total loans (1)	1.41%	1.33%

Capital Ratios:
Average equity to average assets	8.39%	4.66%
Leverage ratio	10.00%	11.03%
Tier 1 risk-based capital ratio	12.41%	13.03%
Total risk-based capital ratio	13.66%	14.28%

Growth Ratios and Other Data:
Percentage change in assets	28.11%
Percentage change in loans (1)	21.09%
Percentage change in deposits	29.28%
Percentage change in equity	19.52%
Loan to deposit ratio (1)	136.91%

(1)   Includes nonperforming loans.

(2)   Annualized for the three and nine month periods.

(3)   Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.